August 8, 2016

Dear Algodon Shareholders,

We are very excited to announce that Algodon wines will soon be available in the United States. We recently finalized, and officially signed an importing agreement with Seaview Wine Imports (Jim Galtieri) to sell Algodon wines here in the U.S., through Sherry Lehmann (one of NYC’s most iconic wine retailers), who has agreed to retail our wines. Jim has more than 30 years of experience in the wine business and was formerly partners with the Lafitte Rothschild Group in another U.S. wine importing company called Pasternak.

Wine Initiatives: U.S. Wine Importer & Shareholder Membership Club

Jim has big long term plans for Algodon, including partnering with NYC’s iconic wine shop Sherry Lehmann as our first prominent retailer. I’ve personally met Sherry Lehmann’s owner, Chris Adams, and he is looking forward to selling Algodon wines in their NYC location on 59th and Park, their online store, and their catalogues beginning in early 2017.

We are in the process of launching an Algodon shareholders’ membership club which will allow shareholders access to some exciting perks, including the first mover advantage on our Black Label Wines and PIMA releases, as well as shareholder discounts on these limited production wines. In addition, shareholders will receive discounted rates at Algodon Mansion and Algodon Wine Estates as well as complimentary upgrades to the best available suites, and Algodon Olive Oil, which we hope to pursue on a more commercial basis in the near future. Please see this link to find more information on the Shareholders’ Club (http://www.algodongroup.com/investor-relations/shareholders_club). It is our plan that Sherry Lehmann will oversee Algodon’s VINO Shareholder Club and provide the back-end platform and legal requirements needed to implement the e-commerce Algodon Club wine program since they can deliver wines into the majority (but not all) of the U.S. states. The wine and spirits industry is a highly regulated business on a state-by-state basis, and some states do not allow online orders or delivery from out-of-state retailers.

Luxury Brand Positioning

Algodon seeks to become the Louis Vuitton Moët Hennessy (LVMH) of South America with our initial collection of assets beginning in Argentina, due to its value proposition and current opportunities. Macri’s new Argentina has transformed Argentina from a “closed for business” country to one that is “open for business.” Macri has also pledged to make Buenos Aires the safest city on the globe, and I can personally attest that this is already visible with a new and friendly police presence all throughout the city. This issue is imperative to attract new business and robust tourist activity, especially since the Peso is now roughly 15:1 with the USD, a bargain to travelers worldwide. Macri’s market-friendly policies follow eight years of heavy state control of the economy under previous leader Cristina Fernandez. U.S. Secretary of State John Kerry recently commented that “a sea change is taking place here” in a recent visit to Argentina. Kerry noted that change takes time, but commented that “[he is] 100 percent confident, as is President Obama, that Argentina is on the right course. People need to be patient.” See http://www.cnbc.com/2016/07/07/sun-valley-conference-argentine-president-macri-explains-economic-turnaround.html.

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At the Sun Valley Conference in July, Macri recently noted that foreign investment is “coming from all around the world. If everything comes from China, that will be an imbalance. China has been aggressive — they’re ready to put [in] all the money we need to invest, to buy, to purchase our companies. But I need a balanced situation in my country, with a great relationship with the States that started with a trip of [President] Obama to Argentina, with the European Union.” With that investment, Macri said “we are launching the most important infrastructure program in our history — ports, energy, trains, waterways. The other sector in which we are very competitive is agribusiness. We will double food production in the next five years.” See http://news.trust.org/item/20160804145958-djxi4/.

Corporate Initiatives and Plans

Algodon has and will continue our ongoing initiatives to reduce corporate expenses, including the reduction of operational expenses in Argentina and renegotiating with our vendors. I am happy to report we have achieved some success in this area, including savings of 25,000 USD in the Company’s Directors and Officers Insurance Policy and anticipated savings of 100,000 USD associated with certain employee expenses.

Given how our company has evolved over the past 5-10 years, we have realized that operating a securities broker-dealer no longer “fits” within our broader corporate goals. Accordingly, we anticipate either selling or winding down our broker/dealer operations in the coming months. We anticipate that this will result in significant savings in 2017 and beyond (estimated annual savings of approximately 1.5 million USD). We are excited to make this a reality.

Jim Galtieri’s action plan for the next six months includes the possibility of creating a U.S. Wine Advisory Board comprised of some of the most powerful voices regarding the direction of wine tastes and consumption in the United States. We hope to grow our brand and raise our wine sales to a higher level.

In June and July Algodon attended a number of roadshow marketing events and plans to attend additional shows during the remainder of 2016 and into 2017.

In addition, now that we are a public reporting company and, hopefully soon, a public trading company, our mission is to be able to use VINO shares as potential currency to acquire additional assets directly related to the future growth of our brand.

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Sales Initiatives

●	Convert part of our NY office into a Wine Sales Office and Algodon Lot Sales Showroom/Office to introduce our wines to the trade and real estate opportunities to local real estate interests.

●	It is anticipated that our first 12 lots sold will be deeded in Q4 of 2016; the deeding of these lots represent 1.8 million USD in revenues.

●	It is anticipated that the second tranche of lots to be deeded (19) will be sold in Q1 of 2017. This may generate up to an additional 2.5 to 3.0 million USD in lot revenues to be recognized.

●	We are increasing our potential for additional occupancy and room revenues at Algodon Mansion by becoming more active with Relais & Chateaux, and by updating our offerings on Booking.com and other online travel sites. We believe that Macri’s new business-friendly approach in attracting foreign investment will mean more business travelers. Also, since the Peso was devalued, Argentina has once again become a great bargain for tourists (15:1 Peso to USD).

●	Once approved for trading on the NYSE MKT, VINO and our Algodon Shareholders’ Club can be better exposed through news releases and the financial press to target the 165 million U.S. investors (and others around the globe as well).

●	Having our wines featured at Sherry Lehmann may open the doors to other wine sellers in some of the most important wine consuming states in the U.S.

●	We are now making a significant marketing push to make Algodon Wines & Luxury Development Group, Inc. a big player in its home country of Argentina.

●	Adding Algodon Extra Virgin Olive Oil to our product line on a more commercial basis for 2017.

●	Currently in discussions to create a sales & marketing partnership with Sotheby’s International Realty and Keller Williams, and potentially others here in the U.S.

●	Restructure Algodon Mansion’s restaurant as a wine & cheese/charcuterie experience. If successful, this will increase revenue, by cutting costs, eliminating waste, and make an attractive new offering.

●	Google/online ads program to promote sales at Algodon Mansion and Algodon Wine Estates lot sales.

●	Partnership with Jim Courier Tennis Tours to bring guests to Algodon Mansion and Algodon Wine Estates.

Anticipated Milestones and Updated Corporate Future Positioning

●	The successful closing of our current 10 million USD (12.5 million USD assuming the full overallotment option is exercised) financing round at 2.00 USD per share.

●	The engagement of MZ Group, one of largest investor relations firms in the world.

●	We are excited to share that Marc Dumont and Steve Moel have agreed to join the Algodon Board of Directors upon approval of our NYSE MKT listing application.

●	Algodon Wines and Luxury Development Group, Inc. has established a Shareholders Members Club that will enable shareholders to buy wines through Sherry Lehmann at preferred pricing, as well as discounts on Algodon Mansion and Algodon Wine Estates offerings, and other benefits.

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●	Algodon Wines & Luxury Development Group, Inc. to be the first company out of Argentina to sell En Primeur “wine futures” here in the U.S. for our limited production PIMAs, as well as our black label Malbec and Bonarda.

●	Doug Casey agreed to join Algodon Group’s Board of Advisors. Doug is a celebrated author and financial writer with a substantial global following. As a best-selling author, world-renowned speculator, and libertarian philosopher, he has garnered a well-earned reputation for his erudite (and often controversial) insights into politics, economics, and investment markets. Doug has been a long term advocate for Argentina, and believes Algodon could represent an attractive way to participate in the growth of Argentina asset values in the years ahead.

●	Our winery expansion is expected to be completed in Q4 of 2016.

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As reported by The Street.Com, “Argentina is the Next Big Opportunity for Emerging Market Investors” (https://www.thestreet.com/story/13466984/1/argentina-is-the-next-big-opportunity-for-emerging-markets-investors.html), they list only six ways of playing the growth in Argentina related assets.  A public VINO at this point would be another one, and as their video suggests, “scarcity value” since there are only a handful of companies.

●	Upon approval of VINO on the NYSE MKT for trading, we anticipate a “ringing the bell” ceremony, which as you can see from the NYSE website, could generate exposure to tens of millions of investors in the U.S. and worldwide. The NYSE has 1.4 million Twitter followers and VINO trading would likely be announced there as well.

●	Our wine importer Schiahorn AG in Geneva, Switzerland, has begun expanding the importation of Algodon wines for the European and UK marketplace. I am pleased to report that they were able to get Algodon wines, Bonarda specifically, on the shelves in Paris at one of the largest wine retailers, Le Repaire de Bacchus, with 37 locations.

●	We would like to further our relationship and partnership discussions with Chateau de Messey wines in Burgundy.

Other Goals for Completion in 2016/2017

●	Arrange regular calls with investors and analysts

●	Increase U.S. institutional ownership

●	Non-deal road shows and virtual road shows – International and the U.S.

●	Secure new U.S. analyst coverage for Algodon

●	Attend selected premier investor conferences in the U.S.

●	File an S-1 for an additional capital raise

It’s been a long time coming, but we are all excited about the future! We survived the Argentina of the past, and are looking forward to a robust Argentina in the future.

Please, if you have any thoughts or ideas, I would be delighted if you would share them.

I look forward to reaching out to you personally in the weeks and months ahead. As always, please feel free to contact me at any time.

Sincerely,

/s/ Scott L. Mathis
Scott L. Mathis
Chairman and Founder

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Important Disclosures

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this Shareholder Letter of Algodon Wines & Luxury Development Group, Inc. (the “Company”) includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements about the Company’s pursuit of strategic partnerships, planned capital expenditures, future cash flows, anticipated product offerings, sales objectives, financial position, outlook for opportunities in the Argentinian wine futures markets, expectations regarding capital raises and listing on the NYSE MKT, business strategy and other plans and objectives for future operations. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

●	Our capital requirements and the uncertainty of being able to obtain additional funding on terms acceptable to us;

●	The volatile and unstable nature of the Argentinian economy and the resulting impact on our products;

●	The frequent and occasionally extensive intervention by the Argentinian government in its economy, including price controls, foreign currency restrictions, and efforts to nationalize businesses;

●	The effect of further sales or issuances of our common stock and the lack of public trading market for our common stock, of which there can be no assurance that a trading market will ever develop or be sufficiently liquid for an investor to sell his or her shares;

●	The potential impact of complex and comprehensive statutory and regulatory requirements in the securities and futures markets;

●	Construction delays and cost over runs resulting in a delay of our ability to complete and sell our real estate properties;

●	Our history of significant losses and working capital deficits; and

●	Our ability to retain key members of our senior management and key technical employees.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in the section entitled “Risk Factors” included in our annual report on Form 10-K for the fiscal year ended December 31, 2015. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section and our annual report. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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Not an Offer of Securities

This Shareholder Letter is for informational purposes only and does not constitute or form part of, and should not be construed as, an offer or invitation to sell any securities. This Shareholder Letter is not intended to form the basis of any investment decision.

Third-Party Website Links

This Shareholder Letter may contain links to third party websites. These links are provided solely as a convenience to you and not as an endorsement by the Company of the contents on such third-party websites. The Company is not responsible for the content of linked third-party sites and does not make any representations regarding the content or accuracy of materials on such third-party websites.

SEC Reports

The Company files annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings provide important information about the Company and our financial results. We urge you to review these documents which are available to the public from the SEC’s website at https://www.sec.gov/cgi-bin/browse-edgar?company =Algodon+Wines&owner=exclude&action=getcompany.

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